Exhibit 16

Porter

Keadle

Moore

_______

CPAs │ Advisors │ www.pkm.com

December 13, 2012

Mr. Adam Alred

Chief Executive Officer EZJR, Inc.

3055 Breckenridge Blvd. Suite 310

Duluth, Georgia 30095

Dear Mr. Alred:

This is to confirm that the client-auditor relationship between EZJR, Inc. (Commission File Number 000-53810) and Porter Keadle Moore, LLC, independent registered public accounting firm, has ceased.

/s/ Porter Keadle Moore, LLC

cc: PCAOB Letter File

Office of the Chief Accountant

Securities and Exchange Commission 100 F Street N.E.

Washington, D.C. 20549-7561

235 Peachtree Street NE I Suite 1800 I Atlanta, Georgia 30303 I Phone 404.588,4200 I Fax 404.558,4222